UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 3, 2020

ENTERCOM COMMUNICATIONS CORP.

(Exact Name of Registrant as Specified in Charter)

Pennsylvania	001-14461	23-1701044
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2400 Market Street, 4th Floor Philadelphia, Pennsylvania	19103
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 660-5610

(Former Address of Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Class A Common Stock, par value $.01 per share	ETM	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01

On April 6, 2020, the Board of Directors of Entercom Communications Corp. (the “Company”), upon the recommendation of the Compensation Committee of the Company’s Board of Directors, approved certain changes to the Company’s Non-Employee Director Compensation Policy (“Director Comp Policy”). The Director Comp Policy was modified to include the following:

2020 2Q COVID 19 Addendum. As a result of the COVID-19 Crisis: (A) all cash fees earned by directors during the Second Quarter shall be reduced by 25%; and (B) the Equity Compensation grant, which would occur on May 5, 2020, will not be made and instead will be deferred until such later date as determined by the Board.

The foregoing is a summary description of the material changes to the Director Comp Policy. Reference is made to the complete text of the Director Comp Policy, which is filed as an exhibit to this current report on Form 8-K.

Item 2.05	Costs Associated with Exit or Disposal Activities.

On April 3, 2020, as a part of cost savings initiatives implemented in response to the COVID-19 Crisis, the Company restructured its workforce through termination and furlough actions. The Company expects to incur approximately $5.5 million in severance pay and benefits related to these actions, all of which will be cash expenditures and incurred in fiscal 2020.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	Compensatory Arrangements of Certain Officers

On April 6, 2020, each of the Company’s Named Executive Officers (“NEOs”) agreed to voluntarily waive certain compensation. Each NEO agreed to a salary reduction as follows:

David J. Field, President and Chief Executive Officer	30% reduction
Richard J. Schmaeling, EVP and Chief Executive Officer	20% reduction
Louise C. Kramer, Chief Operating Officer	20% reduction
Robert Philips, Chief Revenue Officer & President of EAN	20% reduction
Andrew P. Sutor, EVP and General Counsel	20% reduction

These wage reductions are effective as of April 4, 2020 (the start of the current pay period) and will continue until July 24, 2020, unless increased prior thereto by the Company in its discretion, based on markedly improved business conditions.

These waivers also provided that any increase to an NEO’s base salary due under their agreement from April 4, 2020, through December 31, 2020, will not take effect. In addition, any increase to such NEO’s base salary due on or after January 1, 2021, shall be adjusted such that the increase in the then current year is instead the increase which would have happened in the prior year but for the waiver.

1

These waivers do not modify other rights under the applicable employment agreements or reduce any Company employee benefit provided to such officers and employees.

Item 9.01.	Exhibits

(d)	Exhibits

Exhibit No.	Title

10.01	Entercom Non-Employee Director Compensation Policy. (#)

Exhibit 104	Cover Page Interactive Data File (embedded within the XBRL file)

(#)	Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Entercom Communications Corp.

By:	/s/ Richard J. Schmaeling
Richard J. Schmaeling
Executive Vice President

Dated: April 9, 2020

Exhibit 10.01

Entercom Communications Corp.

Non-employee Director Compensation Policy

Cash Compensation:

Annual Board Retainer: $80,000 per year.

Committee Non-chair / Membership Fee:

•	Audit Committee - $20,000 per year
•	Compensation Committee - $15,000 per year; and
•	Nominating/Corporate Governance Committee - $10,000 per year.

Committee Chair / Membership Fee:

•	Audit Committee Chair - $35,000 per year;
•	Compensation Committee Chair - $25,000 per year; and
•	Nominating/Corporate Governance Chair - $15,000 per year.

Independent Lead Director (if applicable): $25,000 per year

Payment: The Board Retainer, Committee Membership Fees and Committee Chair Fees shall be paid in equal quarterly installments on May 31, August 31, November 30 and February 28 following election to the board, committee or chair position, as applicable.

Equity Compensation: An annual grant of $120,000 in shares of restricted stock to be granted promptly following the Annual Meeting of Shareholders in the form previously approved by the Compensation Committee and vest after one year. The number of shares will be computed based on the closing price of the Company’s stock at the end of the last trading day immediately preceding the grant date.

Partial Terms. For any director elected or appointed to the Board other than by the shareholders at an annual meeting of shareholders, the amount of cash and equity compensation shall be prorated (assuming that the next annual meeting of shareholders will occur on the anniversary of the preceding Annual Meeting of Shareholders). Similarly all compensation changes resulting from Committee and or Chair reassignments shall be equitably prorated.

2020 2Q COVID 19 Addendum. As a result of the COVID-19 Crisis: (A) all cash fees earned by directors during the Second Quarter shall be reduced by 25%; and (B) the Equity Compensation grant, which would occur on May 5, 2020, will not be made and instead will be deferred until such later date as determined by the Board.